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                                                                   EXHIBIT 4.1

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                        OTHER SPECIAL RIGHTS OF PREFERRED
                      STOCK AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                            SERIES A PREFERRED STOCK

                                       OF

                     NATIONAL CAPITAL MANAGEMENT CORPORATION

                               --------------------

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                               --------------------

         National Capital Management Corporation, a Delaware corporation (the "Company"), certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company by unanimous written consent dated May 17, 1999, adopted the following resolution which resolution remains in full force and effect on the date hereof:

         RESOLVED, that there is hereby established the following series of authorized preferred stock having a par value of $.01 per share, which shall be designated as "Series A Preferred Stock" (the "Series A Stock") and which shall consist of 1,029,514 shares having the following voting powers, prefer-ences and relative, participating, optional and other special rights, and qual-ifications, limitations and restrictions thereof:

         1. DIVIDENDS. In the event that the Company declares and pays any dividends in cash with respect to Common Stock, the holder of a share of Series A Stock will be entitled to receive a dividend per share equal to the aggregate dividend that would have been otherwise payable with respect to such share if it had been converted into shares of Common Stock immediately prior to the record date of such dividend.

         2. VOTING. Each outstanding share of Series A Stock shall entitle its holder to that number of votes on all matters submitted to the holders of the Common Stock that is equal to the number of


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shares of Common Stock into which the shares of Series A Stock are then convertible, as hereinafter provided (except that shares of Series A Stock shall also have class voting rights as provided in paragraph 3 below and as otherwise now or hereafter required by agreement or law).

         3. ADDITIONAL CLASS VOTES BY SERIES A STOCK. Without the affirmative vote or written consent of the holders (acting together as a class) of at least a majority of the shares of Series A Stock at the time outstanding, the Company shall not:

                  a. amend the Certificate of Incorporation of the Company in any respect, including without limitation any certificate of designation relating to the Series A Stock, so as to alter any existing provision relating to Series A Stock or the holders thereof or waive any of the rights granted to the holders of the Series A Stock by the Certificate of Incorporation of the Company; or

                  b. increase the authorized number of shares of Series A Stock; or

                  c. authorize or issue any shares of capital stock having priority or preference over, or on parity with, Series A Stock as to dividends or distributions in the event of the liquidation, dissolution or winding up of the Company, provided that such prohibition shall not prevent the Company from issuing any shares which may receive distributions in such events on a PARI PASSU basis prorated, in the event assets are insufficient to pay the original purchase price of all such securities, to the original purchase price of each; or

                  d. declare or pay any dividend or make any other distribution on any shares of capital stock of the Company at any time created and issued ranking junior to Series A Stock with respect to the rights to the distribution of assets upon liquidation, dissolution or winding up of the Company, other than distributions payable solely in shares of junior stock.

         4. LIQUIDATION.

                  a. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series A Stock shall be entitled to receive in cash, out of the assets of the Company, before any payment shall be made or any assets distributed to the holders of Common Stock with respect to the payment of dividends or upon dissolution or liquidation of the Company, an amount equal to the sum of (i) greater of (a) $4.00 per share (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected), or (b) the amount which would have been received by the holders of the Series A Stock if immediately prior to the liquidation, dissolution or winding-up, such shares had been converted into shares of Common Stock, and (ii) all dividends unpaid and accumulated or accrued thereon to the date of such distribution, if any. If, upon any liquidation or dissolution of this Company, the assets of the Company shall be insufficient to pay such amount, the holders of such shares shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled.

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                  b. After the payment of all preferential amounts required to be paid pursuant to subparagraph a. above, any remaining assets and funds of the Company available for distribution to its stockholders upon the liquidation, dissolution or winding up of the Company shall be distributed ratably among the holders of Common Stock. Thereafter, any such remaining assets and funds shall be distributed.

                  c. The merger or consolidation of the Company into or with another corporation which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than 60% of the voting securities of the Company), change in control of more than 60% of the voting securities of the Company or the sale of all or substantially all the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this paragraph, unless the holders of a majority of the Series A Stock then outstanding vote otherwise. The amount deemed distributed to the holders of Series A Stock upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Company.

         5. MANDATORY CONVERSION. The Series A Stock shall automatically be converted into shares of Common Stock of the Company, without any act by the holders of the Series A Stock at such time as the Company's Certificate of Incorporation has been amended, and filed and effective with the Delaware Secretary of State, to increase the number of authorized shares of capital stock to effect in full the conversion of the Series A Stock into Common Stock. The conversion rate at which shares of Common Stock shall be delivered upon conversion of shares of Series A Stock shall be ten (10) shares of Common Stock for each share of Series A Stock. In order to convert shares of Series A Stock into shares of Common Stock of the Company, the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates thereof, duly endorsed to the Company or in blank, and give written notice to the Company at such office that such holder elects to convert such shares. Shares of Series A Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock of the Company issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and deliver or cause to be issued and delivered at such office a certificate or certificates for the number of shares of Common Stock of the Company issuable upon such conversion.

         6. STATUS OF CONVERTED STOCK. In the event any shares of Series A Stock shall be converted by the Company, the shares so converted shall not be reissuable by the Company as Series A Stock but shall be designated authorized shares of Common Stock and available for issuance by the Company as Common Stock. At such time as all outstanding shares of Series A Stock have been converted, (i) any theretofore authorized but unissued shares of such series shall return to the

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status of undesignated shares of the Company, (ii) this Certificate of
Designation shall be deemed amended to eliminate all authorized Series A Stock and the terms and provisions thereof, and (iii) the Board of Directors and officers of the Company are authorized to take such action and execute and file such instruments as may be necessary or appropriate to effect such amendment.

         7. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series A Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations (as such Certificate of Designations may be amended from time to time) and in the Certificate of Incorporation. The shares of Series A Stock shall have no preemptive or subscription rights.

         8. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         9. SEVERABILITY OF PROVISIONS. If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as such Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

                                   * * * * * *



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    IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by its Chairman and attested by its Secretary, this 23rd day of July, 1999.

                                 By:   /s/ John C. Shaw
                                     -------------------------------------
                                      John C. Shaw
                                      Its: Chief Executive Officer



                                 By:   /s/ James J. Pinto
                                     -------------------------------------
                                       James J. Pinto
                                       Its: Chairman


                                     ATTEST:


                                 By:
                                     --------------------------
                                       Secretary


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